Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

MICT, INC.,

as the Purchaser,

MICT MERGER SUB, INC.,
as Merger Sub,

and

TINGO, INC.,
as the Company,

Dated as of May 10, 2022

TABLE OF CONTENTS

I. MERGER	2
1.1. Merger	2
1.2. Transaction Effective Time	2
1.3. Effect of the Merger	2
1.4. Tax Treatment	2
1.5. Articles of Incorporation and Bylaws	2
1.6. Directors and Officers of the Transaction Surviving Corporation	2
1.7. Purchaser Certificate of Incorporation	3
1.8. Pre-Closing Company Preferred Stock Exchange	3
1.9. Merger Consideration	3
1.10. Effect of Merger on Company Securities	3
1.11. Surrender of Company Securities and Disbursement of Merger Consideration	5
1.12. Effect of Transaction on Merger Sub Stock	7
1.13. Taking of Necessary Action; Further Action	7
1.14. Appraisal and Dissenter’s Rights	7
II. CLOSING	7
2.1. Closing	7
III. representations and warranties of THE purchaser AND MERGER SUB	8
3.1. Organization and Standing	8
3.2. Authorization; Binding Agreement	8
3.3. Capitalization	9
3.4. Subsidiaries	10
3.5. Governmental Approvals	10
3.6. Non-Contravention	10
3.7. SEC Filings and Purchaser Financials	11
3.8. Absence of Certain Changes	12
3.9. Compliance with Laws	12
3.10. Purchaser Permits	12
3.11. Litigation	13
3.12. Material Contracts	13
3.13. Intellectual Property	15
3.14. Taxes and Returns	17
3.15. Real Property	17
3.16. Personal Property	17
3.17. Title to and Sufficiency of Assets	18
3.18. Employee Matters	18
3.19. Benefit Plans	20
3.20. Environmental Matters	21
3.21. Transactions with Related Persons	22
3.22. Purchaser Insurance	23
3.23. Top Purchaser Customers and Top Purchaser Suppliers	23
3.24. Certain Business Practices	24
3.25. Finders and Brokers	24
3.26. Investment Company Act	24
3.27. Independent Investigation	24

i

3.28. Information Supplied	25
3.29. Ownership of Stockholder Merger Consideration	25
3.30. Merger Sub Activities	25
3.31. No Other Representations	25
Iv. representations and warranties of THE COMPANY	26
4.1. Organization and Standing	26
4.2. Authorization; Binding Agreement	26
4.3. Capitalization	27
4.4. Subsidiaries	28
4.5. Governmental Approvals	28
4.6. Non-Contravention	28
4.7. SEC Filings and Company Financials	29
4.8. Absence of Certain Changes	31
4.9. Compliance with Laws	31
4.10. Company Permits	31
4.11. Litigation	31
4.12. Material Contracts	32
4.13. Intellectual Property	33
4.14. Taxes and Returns	36
4.15. Real Property	37
4.16. Personal Property	37
4.17. Title to and Sufficiency of Assets	38
4.18. Employee Matters	38
4.19. Benefit Plans	39
4.20. Environmental Matters	41
4.21. Transactions with Related Persons	42
4.22. Company Insurance	42
4.23. Top Company Customers and Top Company Suppliers	43
4.24 Certain Business Practices	43
4.25. Investment Company Act	44
4.26. Finders and Brokers	44
4.27. Independent Investigation	44
4.28. Information Supplied	44
4.29. Legacy Representations	44
4.30. No Other Representations	45
V. COVENANTS	45
5.1. Access and Information	45
5.2. Conduct of Business of the Company	46
5.3. Conduct of Business of the Purchaser	48
5.4. Annual and Interim Financial Statements	51
5.5. Purchaser and Company Public Filings	52
5.6. No Solicitation	52
5.7. No Trading	54
5.8. Notification of Certain Matters	54
5.9. Efforts	55
5.10. Tax Matters	56
5.11. Further Assurances	56
5.12. The Registration Statement	56
5.13. Company Stockholder Meeting	58

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5.14. Public Announcements	58
5.15. Confidential Information	59
5.16. Post-Closing Board of Directors and Executive Officers	60
5.17. Indemnification of Officers and Directors; Tail Insurance	60
5.18. Schedules	61
5.19. Listing	61
5.20. Purchaser Lock-Up Agreements	62
5.21. Purchaser Loan	62
VI. Closing conditions	62
6.1. Conditions of Each Party’s Obligations	62
6.2. Conditions to Obligations of the Company	63
6.3. Conditions to Obligations of the Purchaser	64
6.4. Frustration of Conditions	66
VII. TERMINATION AND EXPENSES	66
7.1. Termination	66
7.2. Effect of Termination	68
7.3. Fees and Expenses	68
7.4. Termination Fee	68
VIII. MISCELLANEOUS	69
8.1. Survival	69
8.2. Non-Recourse	69
8.3. Notices	69
8.4. Binding Effect; Assignment	70
8.5. Third Parties	70
8.6. Arbitration	70
8.7. Governing Law; Jurisdiction	71
8.8. WAIVER OF JURY TRIAL	71
8.9. Specific Performance	72
8.10. Severability	72
8.11. Amendment	72
8.12. Waiver	72
8.13. Entire Agreement	72
8.14. Interpretation	72
8.15. Counterparts	73
IX. DEFINITIONS	73
9.1. Certain Definitions	73

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 10, 2022 by and among (i) MICT, Inc., a Delaware corporation (together with its successors, the “Purchaser”), (ii) MICT Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Tingo, Inc., a Nevada corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.       The Company, directly and indirectly through its Subsidiaries, is an agri-fintech company which empowers users to manage financial and commercial activity through software services provided on its platform;

B.       The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C.       The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, in exchange for the right for each Company Stockholder (as defined herein) to receive its Pro Rata Share (as defined herein) of the Stockholder Merger Consideration (as defined herein);(ii) the Company Warrants (as defined herein), to the extent outstanding and unexercised as of immediately prior to the Effective Time, shall be assumed (with equitable adjustments to the number and exercise price thereof) by the Purchaser with the result that such assumed Company Warrants shall be replaced with Assumed Warrants (as defined herein) exercisable into shares of Purchaser Common Stock; and (iii) the Company Options (as defined herein) shall be assumed (with equitable adjustments to the number and exercise price of such assumed Company Options) by Purchaser with the result that such assumed Company Options shall be replaced with Assumed Options exercisable or to be settled, as the case may be, into shares of Purchaser Common Stock, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”) and Nevada Revised Statutes (as amended, “NRS”);

D.       The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

F.       On or about the date hereof, the Purchaser has extended the Purchaser Loan to the Company;

G.       The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

H.        Certain capitalized terms used herein are defined in Article IX hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1               Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the NRS, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2               Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the articles of merger for the merger of Merger Sub with and into the Company (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).

1.3               Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4               Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5               Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation and Bylaws shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be amended to be “Tingo, Inc.”.

1.6               Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.16, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7             Purchaser Certificate of Incorporation.

(a)                Effective upon the Effective Time, the Purchaser shall amend and restate its Certificate of Incorporation in a form to be agreed between the Purchaser and the Company acting reasonably in good faith (the “Amended Purchaser Certificate of Incorporation”), which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to a name as mutually agreed to by the Purchaser and the Company, (ii) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.16 and (iii) reflect the Post-Closing capital structure of the Surviving Entity.

1.8               Pre-Closing Company Preferred Stock Exchange. On or prior to the Closing Date, the holders of Company Preferred Stock, if any, shall either exchange or convert all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company Charter (the “Company Preferred Stock Exchange”).

1.9             Merger Consideration. As consideration for the Merger, the Company (a) Class A Common Stockholders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock equal to (the “Class A Merger Consideration”) the product of (x) 3.44444 and (y) the number of shares of Purchaser Pre-Closing Securities (the total portion of the Merger Consideration amount payable to all Company Stockholders (but excluding holders of Class B Common Stock, Company Options and Company Warrants with respect to the treatment of Company Options and Company Warrants) and (b) Class B Common Stockholders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of a newly designated Purchaser Series A Preferred Stock (the rights, terms and provisions of such newly designated Series A Preferred Stock shall be mutually agreed to by the Purchaser and the Company) equal to (the “Class B Merger Consideration” and together with the Class A Merger Consideration, the “Merger Consideration”) the number of shares of Company Pre-Closing Class B Common Stock (the total portion of the Merger Consideration amount payable to all Company Stockholders (but excluding holders of Class A Common Stock, Company Options and Company Warrants with respect to the treatment of Company Options and Company Warrants), in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”). Schedule 1.9 hereto reflects the Parties intended Post-Closing structure of the Surviving Company’s outstanding Common Stock and warrants to purchase Common Stock. The holders of Company Options shall receive such number of Assumed Options as described in Section 1.10(e) with such terms and conditions as described in Section 1.10(e). The holders of Company Warrants shall receive such number of Assumed Warrants as described in Section 1.10(d) with such terms and conditions as described in Section 1.10(d).

1.10           Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)                Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock) will automatically be canceled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Stockholder Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.11 (subject to clause (b) below). All shares of Company Preferred Stock, if any, will be treated on an as-converted to Company Common Stock basis. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.14 below).

(b)                Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)                Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist in accordance with Section 1.14 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.14.

(d)                Company Warrants.

(i)                 Each Company Warrant (whether vested or unvested) that is not a Specified Company Warrant, if not exercised prior to the Effective Time, shall be canceled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

(ii)               Each Specified Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by the Purchaser and automatically converted into a warrant for shares of Purchaser Common Stock (each, an “Assumed Warrant”). Subject to the subsequent sentence, each Assumed Warrant will be subject to the same terms and conditions as the Specified Company Warrant so assumed (except that any references therein to the Company or Company Stock will instead mean the Purchaser and Purchaser Common Stock, respectively). Each Assumed Warrant shall: (A) confer the right to acquire a number of shares of Purchaser Common Stock equal to (as rounded down to the nearest whole number) the product of (1) the number of shares of Company Common Stock) which the Specified Company Warrant had the right to acquire immediately prior to the Effective Time, multiplied by (2) the applicable conversion ratio; (B) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (1) the exercise price of the Specified Company Warrant (in U.S. Dollars), divided by (2) the applicable conversion ratio; and (C) be subject to the same vesting schedule, if any, as the applicable Specified Company Warrant.

(e)                Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by the Purchaser and automatically converted into an option for shares of Purchaser Common Stock (each, an “Assumed Option”) pursuant to a notice to be prepared by the Company and reasonably accepted by the Purchaser during the Interim Period. Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Common Stock will instead mean the Purchaser and Purchaser Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of Purchaser Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the applicable conversion ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the applicable conversion ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and the Purchaser shall not issue any new awards under the Company Equity Plan.

(f)                 Other Company Convertible Securities. Any other Company Convertible Security other than a Company Warrant or a Company Option, if not exercised or converted prior to the Effective Time, shall be canceled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

1.11         Surrender of Company Securities and Disbursement of Merger Consideration.

(a)                Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Broadridge Financial Solutions, Inc., or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”). accepting each Letter of Transmittal. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

(b)                Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Stockholder Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.10(b) or 1.10(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Sock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time only the right to receive such portion of the Stockholder Merger Consideration attributable to such Company Stock.

(c)                If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered in the books and records of the Company immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper for transfer, (iii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Company Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.11(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e)                After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.11. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Stock that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall have surrendered such Company Stock by providing the applicable Transmittal Documents. Subject to applicable Law, following surrender of any such Company Stock by delivery of the applicable Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(f)                 All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.11(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.11 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)                The Purchaser shall not issue Assumed Warrants for Specified Company Warrants until it shall have received from each holder thereof (i) a duly executed Letter of Transmittal with respect to such Specified Company Warrant, and (ii) a duly executed counterpart to the agreement for the Assumed Warrant, which among other matters will release the Company from its obligations with respect to the Specified Company Warrant.

(h)               The Purchaser shall not issue Assumed Options for Company Options until it shall have received from each holder thereof (i) a duly executed Letter of Transmittal with respect to such Company Option, and (ii) a duly executed counterpart to the agreement for the Assumed Option, which among other matters will release the Company from its obligations with respect to the Company Option.

(i)                 Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.12         Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, and shall thereafter constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14         Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 92A.300 et seq. of the NRS (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the NRS. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 92A.300 et seq. of the NRS with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the NRS. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Stockholder Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

Article II
CLOSING

2.1               Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP, counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in (i) the disclosure schedules delivered by the Purchaser and Merger Sub to the Company on the Diligence End Date (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article III to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the Purchaser SEC Reports that are available on the SEC’s web site through EDGAR, the Purchaser represents and warrants to the Company, as of the Diligence End Date (and, with respect to the Purchaser Signing Reps, as of the date hereof) and as of the Closing, as follows:

3.1             Organization and Standing. The Purchaser and Merger Sub are each companies duly incorporated or organized (as the case may be), validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Each of the Purchaser and Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Each of the Purchaser and Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

3.2               Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s and Merger Sub’s respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and Merger Sub, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, the Purchaser’s and Merger Sub’s boards of directors, by resolutions adopted at a meeting duly called and held or by unanimous written consent, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Purchaser’s stockholders in accordance with the DGCL and NRS, as applicable, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL and NRS, as applicable, and the Purchaser’s and Merger Sub’s Organizational Documents, (iii) resolved to recommend that the Purchaser’s stockholders vote in favor of the approval of this Agreement, the Merger and the other Purchaser Stockholder Approval Matters in accordance with the DGCL and NRS, as applicable, and the Purchaser’s and Merger Sub’s Organizational Documents (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the other Purchaser Stockholder Approval Matters be submitted to the Purchaser’s stockholders for their approval and adoption. This Agreement has been, and each Ancillary Document to which each of the Purchaser and Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3               Capitalization.

(a)                The authorized shares of the Purchaser consist of (i) 250,000,000 shares of Common stock with a par value of $0.001 (the “Purchaser Ordinary Shares”), of which [________] shares are issued and outstanding as of the date hereof; and (ii) 5,000,000 preferred shares with a par value of $0.001 (“Purchaser Preferred Shares”) of which no shares are issued and outstanding; provided that, upon the effectiveness of the Amended Purchaser Certificate of Incorporation, the authorized capital stock of the Purchaser shall be as set forth therein. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.3(a). All outstanding Purchaser Ordinary Shares are, and all Purchaser Common Stock when issued (and subject to the effectiveness of the Amended Purchaser Certificate of Incorporation) will be, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. All of the outstanding Purchaser Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

(b)                Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser.

(c)                Except as set forth in Schedule 3.3(a) or Schedule 3.3(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive, first refusal, first offer or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.3(c), there are no stockholders agreements, proxies, voting trusts or other agreements or understandings to which the Purchaser is a party (or, to the Purchaser’s Knowledge, to which it is not a party) with respect to the voting of any shares of the Purchaser.

(d)                All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.3(d). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e)                Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.4               Subsidiaries. Schedule 3.4 sets forth the name of each Subsidiary of the Purchaser, and with respect to each Purchaser (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Purchaser are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Purchaser or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and applicable securities Laws). There are no Contracts to which the Purchaser or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Purchaser other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Purchaser is a party or which are binding upon any Subsidiary of the Purchaser providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Purchaser. No Subsidiary of the Purchaser has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to the Purchaser or another Subsidiary of the Purchaser. Except for the equity interests of the Subsidiaries listed on Schedule 3.4, other than pursuant to this Agreement, the Purchaser does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Purchaser or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Except as set forth on Schedule 3.4, there are no outstanding contractual obligations of the Purchaser or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.5               Governmental Approvals. Except as otherwise described in Schedule 3.5, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.6             Non-Contravention. Except as otherwise described in Schedule 3.6, the execution and delivery by the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which each is a party, the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s and Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.7               SEC Filings and Purchaser Financials.

(a)                Except as set forth on Schedule 3.7, the Purchaser, since January 1, 2020, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Purchaser SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Purchaser Public Certifications”). The Purchaser SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Purchaser SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Purchaser SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Purchaser Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Purchaser SEC Reports. None of the Purchaser SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigations as of the date of this Agreement. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or threatened in writing against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)                The financial statements and notes of the Purchaser contained or incorporated by reference in the Purchaser SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved; (ii) contain and reflect all necessary adjustments and accruals for a fair representations of the Purchaser’s financial condition as of their dates; (iii) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Purchaser with respect to the periods then ended; and (iv) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable, which are not expected to be material in amount).

(c)                   The Purchaser is not subject to any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the Purchaser Financials or (ii) not material and that were incurred since the most recent Purchaser Financials in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any law).

3.8               Absence of Certain Changes. Except as set forth on Schedule 3.8, since January 1, 2022, the Purchaser has (a) conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3(b) (without giving effect to Schedule 5.3) if such action were taken on or after the date hereof without the consent of the Company.

3.9               Compliance with Laws. The Purchaser is not and has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Purchaser received, since January 1, 2017, any written or, to the Knowledge of the Purchaser, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

3.10           Purchaser Permits. The Purchaser and its Subsidiaries (and their employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Purchaser or any Subsidiary) hold all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Purchaser Permits”). The Purchaser has made available to the Company true, correct and complete copies of all material Purchaser Permits, all of which material Purchaser Permits are listed on Schedule 3.10. All of the Purchaser Permits are in full force and effect, and no suspension or cancellation of any of the Purchaser Permits is pending or threatened in writing, and none of the Purchaser Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Neither the Purchaser nor any Subsidiary is in violation in any material respect of the terms of any Purchaser Permit, and neither the Purchaser nor its Subsidiaries have received any written notice of any Actions relating to the revocation or modification of any Purchaser Permit.

3.11           Litigation. Except as described on Schedule 3.11, there is no (a) Action of any nature currently pending or, to the Purchaser’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Purchaser’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Purchaser or any Subsidiary, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Purchaser or a Subsidiary must be related to the Purchaser’s or Subsidiary’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 3.11, if finally determined adversely to the Purchaser or any Subsidiary, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Purchaser or any Subsidiary. In the past five (5) years, none of the current or former officers, senior management or directors of the Purchaser or any Subsidiary have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.12           Material Contracts.

(a)                   Schedule 3.12 sets forth a true, correct and complete list of, and the Company has made available to the Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 3.12, a “Purchaser Material Contract”) that:

(i)                 contains covenants that limit the ability of the Purchaser or any Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)               involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)             involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)              evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Purchaser or any Subsidiary having an outstanding principal amount in excess of $200,000;

(v)                involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Purchaser or any Subsidiary or another Person;

(vi)              relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Purchaser or any Subsidiary or their business or material assets;

(vii)            by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Purchaser and its Subsidiaries under such Contract or Contracts of at least $200,000 per year or $500,000 in the aggregate;

(viii)          obligates the Purchaser and its Subsidiaries to provide continuing indemnification or a guarantee of obligations of a third party after the Diligence End Date in excess of $200,000;

(ix)              is between the Purchaser or any Subsidiary and any directors, officers or employees of the Purchaser or any Subsidiary (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Purchaser Related Person;

(x)                obligates the Purchaser and its Subsidiaries to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(xi)              relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Purchaser or any Subsidiary has outstanding obligations (other than customary confidentiality obligations);

(xii)            provides another Person (other than a Subsidiary of the Purchaser, or any manager, director or officer of the Purchaser or any Subsidiary) with a power of attorney;

(xiii)          relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Purchaser or any Subsidiary, other than Off-the-Shelf Software;

(xiv)          that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Purchaser was the registrant; or

(xv)            is otherwise material to the Purchaser and its Subsdiaries and outside of the ordinary course of business and not described in clauses (i) through (xv) above.

(b)                   Except as disclosed in Schedule 3.12(b), with respect to each Purchaser Material Contract: (i) such Purchaser Material Contract is valid and binding and enforceable in all material respects against the Purchaser or any Subsidiary party thereto and, to the Knowledge of the Purchaser, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Purchaser Material Contract in any material respect; (iii) neither the Purchaser nor any Subsidiary is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Purchaser or any Subsidiary, or permit termination or acceleration by the other party thereto, under such Purchaser Material Contract; (iv) to the Knowledge of the Purchaser, no other party to such Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Purchaser or any Subsidiary, under such Purchaser Material Contract; (v) neither the Purchaser nor any Subsidiary has received written notice of an intention by any party to any such Purchaser Material Contract that provides for a continuing obligation by any party thereto to terminate such Purchaser Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Purchaser or any Subsidiary in any material respect; and (vi) neither the Purchaser nor any Subsidiary has waived any material rights under any such Purchaser Material Contract.

3.13           Intellectual Property.

(a)                Schedule 3.13(a) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by ab Purchaser or otherwise used or held for use by Purchaser in which Purchaser is the owner, applicant or assignee (“Purchaser Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by Purchaser. Schedule 3.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Purchaser IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Purchaser IP Licenses” as that term is used herein), under which Purchaser is a licensee or otherwise is authorized to use or practice any Intellectual Property, and such Purchaser IP Licenses describe all such Intellectual Property licenses under such Purchaser IP Licenses. Purchaser owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by Purchaser, except for the Intellectual Property that is the subject of the Purchaser IP Licenses. To the Knowledge of the Purchaser, no item of Purchaser Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Purchaser Registered IP, the Purchaser has obtained valid assignments of inventions from each inventor and have been prepared without material defects in form or substance and are being prosecuted diligently in accordance with all duty of disclosure obligations. To the Knowledge of the Purchaser, all other Purchaser Registered IP and material unregistered Intellectual Property owned or purported to be owned by Purchaser is valid and enforceable. Except as set forth on Schedule 3.13(a)(iii), all Purchaser Registered IP is owned exclusively by the Purchaser without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Purchaser Registered IP, and Purchaser has recorded assignments of all Purchaser Registered IP.

(b)                   Purchaser has a valid and enforceable license to use all Intellectual Property that is the subject of the Purchaser IP Licenses. To the Knowledge of the Purchaser, the Purchaser IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of the Purchaser as presently conducted. Purchaser has performed all obligations imposed on it in the Purchaser IP Licenses, has made all payments required to date, and Purchaser is not, nor is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by Purchaser of the Intellectual Property that is the subject of the Purchaser IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Purchaser other than by any applicable terms regarding term and renewal of such licenses. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to Purchaser are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all current applications to register any Copyrights, Patents and Trademarks are pending and in good standing, and being diligently prosecuted, all without challenge of any kind other than office actions or similar administrative refusals in the ordinary course of seeking governmental recognition of such rights. Purchaser is not party to any Contract that requires Purchaser to assign to any Person all of its rights in any Intellectual Property developed by the Purchaser under such Contract.

(c)                   Schedule 3.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which Purchaser is the licensor (each, an “Purchaser Outbound IP License”). Purchaser has performed all obligations imposed on it in the Purchaser Outbound IP Licenses, and Purchaser is not, nor, to the Knowledge of the Purchaser, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)                   No Action is pending or threatened in writing against Purchaser that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by or licensed to the Purchaser, nor, to the Knowledge of the Purchaser, is there any reasonable basis for any such Action. Purchaser has not received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Purchaser, nor to the Knowledge of the Purchaser is there a reasonable basis therefor. There are no Orders to which Purchaser is a party or its otherwise bound that (i) restrict the rights of the Purchaser to use, transfer, license or enforce any Intellectual Property owned by the Purchaser, (ii) restrict the conduct of the business of the Purchaser in order to accommodate a third Person’s Intellectual Property, or (iii) other than any applicable Purchaser Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Purchaser. To the Knowledge of the Purchaser, Purchaser is not currently nor will be infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with operating the business of the Purchaser as presently conducted or contemplated to be conducted or in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Purchaser or, to the Knowledge of the Purchaser, otherwise in connection with the conduct of the respective businesses of the Purchaser. To the Purchaser’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Purchaser in any material respect.

(e)                   Except as set forth on Schedule 3.13(e), all officers, directors, employees and independent contractors of the Purchaser (and each of their respective Affiliates) are obligated to assign and have assigned to the Purchaser all Intellectual Property arising from the services performed for Purchaser by such Persons and all such assignments of Purchaser Registered IP have been recorded. No current or former officers, employees or independent contractors of the Purchaser have claimed any ownership interest in any Intellectual Property owned by the Purchaser. To the Knowledge of the Purchaser, there has been no violation of the Purchaser’s policies or practices related to protection of the Purchaser or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Purchaser. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to Purchaser. To the Purchaser’s Knowledge, none of the employees of Purchaser is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Purchaser, or that would materially conflict with the business of Purchaser as presently conducted or contemplated to be conducted. Purchaser has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Purchaser IP.

(f)                    To the Knowledge of the Purchaser, no Person has obtained unauthorized access to material third party information and data (including personally identifiable information) in the possession of Purchaser, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Purchaser. The Purchaser has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Purchaser has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)                   The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, material cancellation, material termination, material suspension of, or material acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Purchaser, or (ii) any Purchaser IP License.

3.14           Taxes and Returns.

(a)                   The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.14(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)                   Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.15           Real Property. Schedule 3.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Purchaser or any Subsidiary for the operation of its business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Purchaser Real Property Leases”), as well as the current annual rent and term under each Purchaser Real Property Lease. The Purchaser has provided to the Company a true and complete copy of each of the Purchaser Real Property Leases. The Purchaser Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by Enforcement Exceptions). To the Knowledge of the Purchaser, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Purchaser or any other party under any of the Purchaser Real Property Leases, and neither the Purchaser nor any Subsidiary has received notice of any such condition. Neither the Purchaser nor any Subsidiary owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Purchaser Real Property Leases).

3.16         Personal Property. Each item of Personal Property which is currently owned, used or leased by the Purchaser or any Subsidiary with a book value or fair market value of greater than $50,000 is set forth on Schedule 3.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Purchaser Personal Property Leases”). Except as set forth in Schedule 3.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) in all material respects, and are suitable for their intended use in the business of the Purchaser and its Subsidiaries. The operation of the Purchaser’s and its Subsidiaries’ business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than the Purchaser and its Subsidiaries, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Purchaser and its Subsidiaries. The Purchaser has provided to the Company a true and complete copy of each of the Purchaser Personal Property Leases. The Purchaser Personal Property Leases are valid, binding and enforceable in accordance with their terms (except, in each case, as such enforcement may be limited by Enforcement Exceptions) and are in full force and effect in all material respects. To the Knowledge of the Purchaser, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Purchaser, any of its Subsidiaries or any other party under any of the Purchaser Personal Property Leases, and neither the Purchaser nor any Subsidiary has received notice of any such condition.

3.17           Title to and Sufficiency of Assets. The Purchaser and each Subsidiary has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of March 31, 2022 and (d) Liens set forth on Schedule 3.17. The assets (including Intellectual Property rights and contractual rights) of the Purchaser constitute all of the material assets, rights and properties that are currently used in the operation of the businesses of the Purchaser as it is now conducted or that are used or held by the Purchaser for use in the operation of the business of the Purchaser, and taken together, are adequate and sufficient for the operation of the business of the Purchaser as currently conducted.

3.18           Employee Matters.

(a)                Neither the Purchaser nor any Subsidiary is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Purchaser or any Subsidiary, and the Purchaser has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Purchaser, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 3.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or threatened in writing between the Purchaser or any Subsidiary and Persons employed by or providing services as independent contractors to the Purchaser or any Subsidiary. No current officer or key employee of the Purchaser or any Subsidiary has provided the Purchaser or any Subsidiary written notice of his or her plan to terminate his or her employment with the Purchaser or any Subsidiary. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Target Company employees has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2020, neither the Purchaser nor any Subsidiary has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(b)                   The Purchaser and each Subsidiary thereof (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against the Purchaser or any Subsidiary, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or threatened in writing against the Purchaser or a Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)                   The Purchaser has provided the Company with a complete and accurate list as of the Diligence End Date of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Purchaser or its Subsidiaries)), and (ii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2021. Except as set forth on Schedule 3.18(c), (A) no employee is a party to a written employment Contract with the Purchaser or any Subsidiary and each is employed “at will”, and (B) the Purchaser and its Subsidiaries have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and neither the Purchaser nor any Subsidiary has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 3.18(c), each employee of the Purchaser and its Subsidiaries has entered into the Purchaser’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Purchaser or a Subsidiary (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Company by the Purchaser.

(d)                   Schedule 3.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Purchaser or a Subsidiary, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 3.18(d), all of such independent contractors are a party to a written Contract with the Purchaser or a Subsidiary. Except as set forth on Schedule 3.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with the Purchaser or a Subsidiary, a copy of which has been provided to the Company by the Purchaser. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the past six (6) years, have been, engaged by the Purchaser or a Subsidiary are bona fide independent contractors and not employees of the Purchaser or a Subsidiary. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Purchaser or any Subsidiary to pay a material amount in severance or a termination fee.

3.19           Benefit Plans.

(a)                Set forth on Schedule 3.19(a) is a true and complete list of each material Benefit Plan of the Purchaser and its Subsidiaries (each, a “Purchaser Benefit Plan”). With respect to each Purchaser Benefit Plan, there are no funded benefit obligations for which contributions have not been materially made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Purchaser Financials. Except as set forth on Schedule 3.19(a), neither the Purchaser nor any Subsidiary or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code other than with the Purchaser or another Subsidiary, nor does the Purchaser or any Subsidiary have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)                Each Purchaser Benefit Plan in all material respects is and has been operated in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Purchaser Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) is funded through a trust exempt from taxation under Section 501(a) of the Code. To the Knowledge of the Purchaser, no fact exists which could adversely affect the qualified status of such Purchaser Benefit Plans or the exempt status of such trusts.

(c)                With respect to each Purchaser Benefit Plan, the Purchaser has made available to the Company accurate and complete copies, if applicable, of: (i) all Purchaser Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material written communications between the Purchaser or any Subsidiary or any Purchaser Benefit Plan and any Governmental Authority and relating to a Purchaser Benefit Plan within six (6) years preceding the date of this Agreement.

(d)                With respect to each Purchaser Benefit Plan: (i) such Purchaser Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) neither the Purchaser nor any Subsidiary nor any employee, officer or director thereof that is a fiduciary (under ERISA) with respect to such Purchaser Benefit Plan has breached any of its fiduciary responsibilities, obligations or duties imposed on it by ERISA; (iii) no Action is pending or threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); (iv) nothing has occurred with respect to any Purchaser Benefit Plan that has subjected the Purchaser or any Subsidiary to any material penalty under Section 502 of ERISA or Section 4975 of the Code; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Purchaser Financials.

(e)                No Purchaser Benefit Plan is, and neither the Purchaser or any Subsidiary or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent Liability under or with respect to, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. To the Purchaser’s Knowledge, no Purchaser Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. Neither the Purchaser nor any Subsidiary currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Person, any Person or entity (whether or not incorporated) that is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(f)                 There is no arrangement under any Purchaser Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which the Purchaser or any Subsidiary will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)                With respect to each Purchaser Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Purchaser or any Subsidiary beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Purchaser and each Subsidiary has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)                Except as set forth on Schedule 3.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual. Neither the Purchaser nor any Subsidiary has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)                 Each Purchaser Benefit Plan that constitutes, in any part, a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is listed on Schedule 3.19(i) and has been, in all material respects, in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. There is no Contract or plan to which the Purchaser or any Subsidiary is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes incurred pursuant to Section 409A of the Code.

3.20           Environmental Matters. Except as set forth in Schedule 3.20:

(a)                   Each of the Purchaser and its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or threatened in writing to revoke, modify, or terminate any such Environmental Permit, and, to the Purchaser’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance in all material respects with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)                   Neither the Purchaser nor any of its Subsidiaries is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. Neither the Purchaser nor any Subsidiary has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)                   No Action has been made or is pending or threatened in writing against the Purchaser or any Subsidiary or any assets of the Purchaser or any Subsidiary alleging either or both that the Purchaser or any Subsidiary may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)                   Neither the Purchaser nor any Subsidiary has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Purchaser or any Subsidiary or any property currently or formerly owned, operated, or leased by the Purchaser or any Subsidiary or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Purchaser or any Subsidiary incurring any material Environmental Liabilities.

(e)                   There is no investigation of the business, operations, or currently owned, operated, or leased property of the Purchaser or any Subsidiary or, to the Purchaser’s Knowledge, previously owned, operated, or leased property of the Purchaser or any Subsidiary pending or threatened in writing that would lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)                    To the Knowledge of the Purchaser, there is not located at any of the properties of the Purchaser or any Subsidiary any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)                   The Purchaser has provided to the Company all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Purchaser or any Subsidiary.

3.21           . Transactions with Related Persons. Except as set forth on Schedule 3.21, neither Purchaser nor its Subsidiaries, nor, with respect of the foregoing, any of its officers, directors, managers, employees, trustee or beneficiary of Purchaser or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Purchaser Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with Purchaser, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Purchaser), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Purchaser in the ordinary course of business consistent with past practice) any Purchaser Related Person or any Person in which any Purchaser Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Purchaser Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 3.21, neither the Purchaser nor any Subsidiary has outstanding any Contract or other arrangement or commitment with any Purchaser Related Person, and no Purchaser Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of Purchaser. The assets of the Purchaser do not include any receivable or other obligation from a Purchaser Related Person, and the liabilities of the Purchaser do not include any payable or other obligation or commitment to any Purchaser Related Person.

3.22           Purchaser Insurance.

(a)                Schedule 3.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or any of its Subsidiaries relating to the Purchaser or its Subsidiaries or their respective businesses, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser and it Subsidiaries are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Neither the Purchaser nor any Subsidiary has any self-insurance or co-insurance programs. Since January 1, 2020, neither the Purchaser nor any Subsidiary has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)                Schedule 3.22(b) identifies each individual insurance claim in excess of $50,000 made by the Purchaser or any Subsidiary since January 1, 2020. Each of the Purchaser and its Subsidiaries has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Purchaser and its Subsidiaries. To the Knowledge of the Purchaser, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Neither the Purchaser nor any of its Subsidiaries has made any claim against an insurance policy as to which the insurer is denying coverage.

3.23           Top Purchaser Customers and Top Purchaser Suppliers. Schedule 3.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2020 and (b) the period from January 1, 2021 through March 31, 2022, the ten (10) largest customers of the Purchaser and its Subsidiaries (the “Top Purchaser Customers”) and the ten largest suppliers of goods or services to the Purchaser and its Subsidiaries (the “Top Purchaser Suppliers”), along with the amounts of such dollar volumes. The relationships of the Purchaser and its Subsidiaries with such suppliers and customers are good commercial working relationships and (i) no Top Purchaser Supplier or Top Purchaser Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Purchaser’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Purchaser or its Subsidiaries, (ii) no Top Purchaser Supplier or Top Purchaser Customer has during the last twelve (12) months decreased materially or, to the Purchaser’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Purchaser or its Subsidiaries or intends to stop, decrease or limit materially its products or services to the Purchaser or its Subsidiaries or its usage or purchase of the products or services of the Purchaser or its Subsidiaries, (iii) to the Purchaser’s Knowledge, no Top Purchaser Supplier or Top Purchaser Customer intends to refuse to pay any amount due to the Purchaser or its Subsidiaries or seek to exercise any remedy against the Purchaser or its Subsidiaries, (iv) neither the Purchaser nor any Subsidiary has within the past two (2) years been engaged in any material dispute with any Top Purchaser Supplier or Top Purchas Customer, and (v) to the Purchaser’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of the Purchaser or any Subsidiary with any Top Purchaser Supplier or Top Purchaser Customer.

3.24           Certain Business Practices.

(a)                   Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)                   The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or threatened in writing.

(c)                   None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.25           Finders and Brokers. Except as set forth on Schedule 3.25, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.26           Investment Company Act. Purchaser is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.27         Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Purchaser, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.28           Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

3.29           Ownership of Stockholder Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be issued in compliance with all applicable securities Laws and, upon issuance and delivery of such Purchaser Common Stock, be fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Company Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal or first offer.

3.30         Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.31         No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules and the Purchaser SEC Reports) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser or Merger Sub or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser and Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Purchaser or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser or Merger Sub.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure schedules delivered by the Company to the Purchaser on the Diligence End Date (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article IV to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the Company SEC Reports that are available on the SEC’s web site through EDGAR, the Company hereby represents and warrants to the Purchaser, as of the Diligence End Date (and, with respect to the Company Signing Reps, as of the date hereof) and as of the Closing, as follows:

4.1             Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the NRS and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2             Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the NRS, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders in accordance with the NRS, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the NRS and the Company’s Organizational Documents, (iii) directed that this Agreement and the other matters required for the Required Company Stockholder Approval be submitted to the Company’s stockholders for adoption and approval and (iv) resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the other matters required for the Required Company Stockholder Approval (the “Company Recommendation”). The Voting Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.

4.3               Capitalization.

(a)                   The Company is authorized to issue (i) 2,250,000,000 shares of Company Class A Common Stock, of which 1,227,516,211 shares are issued and outstanding; (ii) 200,000,000 shares of Company Class B Common Stock, of which 65,000,000 shares are issued and outstanding; and (iii) 50,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter and applicable securities Laws. All of the outstanding shares of Company Stock have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the NRS.

(b)                   Other than as set forth on Schedule 4.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. Except for the Company Warrants and Company Options listed on Schedule 4.3(b), there are no outstanding or authorized stock option, restricted stock, equity appreciation, phantom equity or similar rights or plans with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor, except as set forth on Schedule 4.3(b), has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and, other than with respect to the Company Options and the Company Warrants, no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)                   Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4               Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and applicable securities Laws). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Except as set forth on Schedule 4.4, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5             Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with OTC Markets or the SEC with respect to the transactions contemplated by this Agreement, or (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, be or reasonably be expected to be material to the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

4.6             Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, be or reasonably be expected to be material to the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

4.7               SEC Filings and Company Financials.

(a)                   The Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Company has delivered to the Purchaser copies in the form filed with the SEC of all of the following: (i) the Company’s annual reports on Form 10-K for the past fiscal year, (ii) the Company’s quarterly reports on Form 10-Q for each fiscal quarter from and after August 15, 2021, that the Company filed such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports”), and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Company Public Certifications”). The Company SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Company SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Company Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Company SEC Reports. None of the Company SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigations as of the date of this Agreement. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Company Common Stock is listed on the OTC Markets, (B) the Company has not received any written deficiency notice from the OTC Markets relating to the continued listing requirements of such Company Common Stock, (C) there are no Actions pending or threatened in writing against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Company Common Stock on the OTC Markets and (D) such Company Common Stock is compliance with all of the applicable corporate governance rules of the OTC Markets.

(b)                   As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholders’ equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and (ii) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of March 31, 2022 (the “Interim Balance Sheet Date”), and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the three (3) months then ended. Except to the extent contained in the Company SEC Reports and available on the SEC’s web site through EDGAR, true and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which are not expected to be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder including Regulation S-X or Regulation S-K, as applicable, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company other than the Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c)                   All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance in all material respects with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Subsidiary or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Subsidiary or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Subsidiary has engaged in questionable accounting or auditing practices. Since August 15, 2021, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(d)                   The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(d), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations through the date of this Agreement) with respect to such Indebtedness. True, complete and correct copies of all Contracts representing Indebtedness have been made available to Purchaser for review by the Purchaser.

(e)                   Except as set forth on Schedule 4.7(e), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8               Absence of Certain Changes. Except as set forth on Schedule 4.8, since January 1, 2022, each Target Company has (a) conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9             Compliance with Laws. No Subsidiary is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Subsidiary received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected. The Company is not nor has it been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since August 15, 2021, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10           Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or threatened in writing, and none of the Company Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any Company Permit.

4.11           Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12           Material Contracts.

(a)                   Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i)                 contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)               involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)             involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)              evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $200,000;

(v)                involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)              relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)            by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $200,000 per year or $500,000 in the aggregate;

(viii)          is with any Top Company Customer or Top Company Supplier;

(ix)              obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Diligence End Date in excess of $200,000;

(x)                is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Company Related Person;

(xi)              obligates the Target Companies to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(xii)            relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)          provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv)          relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv)            that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi)          is otherwise material to any Target Company and outside of the ordinary course of business and not described in clauses (i) through (xv) above.

(b)                   Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13           Intellectual Property.

(a)                   Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Off-the-Shelf Software, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and such Company IP Licenses describe all such Intellectual Property licenses under such Company IP Licenses. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. To the Knowledge of the Company, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor and have been prepared without material defects in form or substance and are being prosecuted diligently in accordance with all duty of disclosure obligations. To the Knowledge of the Target Companies, all other Company Registered IP and material unregistered Intellectual Property owned or purported to be owned by a Target Company is valid and enforceable. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b)                   Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. To the Knowledge of the Company, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company other than by any applicable terms regarding term and renewal of such licenses. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all current applications to register any Copyrights, Patents and Trademarks are pending and in good standing, and being diligently prosecuted, all without challenge of any kind other than office actions or similar administrative refusals in the ordinary course of seeking governmental recognition of such rights. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)                   Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, a “Company Outbound IP License”). Each Target Company has performed all obligations imposed on it in the Company Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)                   No Action is pending or threatened in writing against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by or licensed to the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than any applicable Company Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently or will be infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with operating the business of any Target Company as presently conducted or contemplated to be conducted or in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e)                   Except as set forth on Schedule 4.13(e), all officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) are obligated to assign and have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)                    To the Knowledge of the Company, no Person has obtained unauthorized access to material third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)                   The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, material cancellation, material termination, material suspension of, or material acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14           Taxes and Returns.

(a)                   Each Target Company has or will have filed, or caused to be filed, all material federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)                   There is no material Action currently pending or threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is subject to taxation by that jurisdiction.

(c)                   No Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no formal claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)                   There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)                   Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)                    No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)                   No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)                   No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i)                    No Target Company has any material Liability or potential material Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes or with another Target Company) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j)                    No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)                   No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the Diligence End Date or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)                    No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15           Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by Enforcement Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16           Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $50,000 is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) in all material respects, and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms (except, in each case, as such enforcement may be limited by Enforcement Exceptions) and are in full force and effect in all material respects. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17           Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are currently used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.18           Employee Matters.

(a)                   No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or threatened in writing between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or key employee of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Target Company employees has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2020, no Target Company has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(b)                   Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or threatened in writing against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)                   The Company has provided the Purchaser with a complete and accurate list as of the Diligence End Date of all employees of the Target Companies making in excess of $100,000 per year in compensation, showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), and (ii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)                   Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Companies making in excess of $100,000 per year in compensation , along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the past six (6) years, have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay a material amount in severance or a termination fee.

4.19           Benefit Plans.

(a)                Set forth on Schedule 4.19(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been materially made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. Except as set forth on Schedule 4.19(a), no Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code other than with another Target Company, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)                Each Company Benefit Plan in all material respects is and has been operated in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) is funded through a trust exempt from taxation under Section 501(a) of the Code. To the Knowledge of the Company, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)                With respect to each Company Benefit Plan, the Company has made available to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material written communications between a Target Company or any Company Benefit Plan and any Governmental Authority and relating to a Company Benefit Plan within six (6) years preceding the date of this Agreement.

(d)                With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no Target Company nor any employee, officer or director thereof that is a fiduciary (under ERISA) with respect to such Company Benefit Plan has breached any of its fiduciary responsibilities, obligations or duties imposed on it by ERISA; (iii) no Action is pending or threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); (iv) nothing has occurred with respect to any Company Benefit Plan that has subjected any Target Company to any material penalty under Section 502 of ERISA or Section 4975 of the Code; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)                No Company Benefit Plan is, and no Target Company or any of its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent Liability under or with respect to, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. To the Company’s Knowledge, no Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)                 There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)                With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)                Except as set forth on Schedule 4.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)                 Each Company Benefit Plan that constitutes, in any part, a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is listed on Schedule 4.19(i) and has been, in all material respects, in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes incurred pursuant to Section 409A of the Code.

4.20           Environmental Matters. Except as set forth in Schedule 4.20:

(a)                   Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Environmental Permits, no Action is pending or threatened in writing to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance in all material respects with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)                   No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)                   No Action has been made or is pending or threatened in writing against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)                   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)                   There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or threatened in writing that would lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)                    To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)                   The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21           Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Company Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Company Related Person or any Person in which any Company Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Company Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Company Related Person, and no Company Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Company Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Company Related Person.

4.22           Company Insurance.

(a)                Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2020, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)                Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2020. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23           Top Company Customers and Top Company Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2020 and (b) the period from January 1, 2021 through the Interim Balance Sheet Date, the ten (10) largest customers of the Subsidiaries (the “Top Company Customers”) and the ten largest suppliers of goods or services to the Subsidiaries (the “Top Company Suppliers”), along with the amounts of such dollar volumes. The relationships of each Subsidiary with such suppliers and customers are good commercial working relationships and (i) no Top Company Supplier or Top Company Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Subsidiary, (ii) no Top Company Supplier or Top Company Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Subsidiary or intends to stop, decrease or limit materially its products or services to any Subsidiary or its usage or purchase of the products or services of any Subsidiary, (iii) to the Company’s Knowledge, no Top Company Supplier or Top Company Customer intends to refuse to pay any amount due to any Subsidiary or seek to exercise any remedy against any Subsidiary, (iv) no Subsidiary has within the past two (2) years been engaged in any material dispute with any Top Company Supplier or Top Company Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Subsidiary with any Top Company Supplier or Top Company Customer.

4.24           Certain Business Practices.

(a)                No Target Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their other Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their other Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)                   The operations of each Target Company are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions, the rules and regulations thereunder in all material respects and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or threatened in writing.

(c)                   No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC; provided, that the representations in this sentence with respect to the Company (but not any other Target Company) for periods prior to February 12, 2021 shall be made to the Company’s Knowledge.

4.25           Investment Company Act. No Target Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26           Finders and Brokers. Except as set forth on Schedule 4.26, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.27         Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.28           Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.29           Legacy Representations. Reference is made to that certain Acquisition Agreement dated July 29, 2021 (the “Tingo Acquisition Agreement”) by and among Tingo International Holdings Inc., as seller thereunder (“TIH”), Tingo Mobile PLC, as target company thereunder (“TMP”), and i-WEB INC. as parent company thereunder (“IWI”). Without prejudice to, and without limiting or restricting the scope of, any other representation or warranty of the Company in this Article IV, the Company hereby makes to the Purchaser, mutatis mutandis, each of the representations and warranties that IWI made to TIH and TMP in the Tingo Acquisition Agreement, including, but not limited to, such representations and warranties of IWI set forth in Article V of the Tingo Acquisition Agreement.

4.30            No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished to the Purchaser, Merger Sub or any of their respective Representatives, in writing or orally (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, Merger Sub or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article V
COVENANTS

5.1               Access and Information.

(a)                   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)                   During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2               Conduct of Business of the Company.

(a)                   Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, and (ii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)                   Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)                 amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)               except for a Permitted Company Equity Financing, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that neither the exercise or settlement of any Company Option under the Company Equity Plan, in accordance with its terms, nor the exercise of any Company Warrant or conversion of any other Company Convertible Securities, in each case in accordance with its terms, shall require the consent of the Purchaser and provided, further, that, during the Interim Period, the Company shall be authorized to grant Company Options exercisable for up to the number of shares of Company Common Stock set forth in Schedule 5.2(b)(ii), provided that any such grants are made only to current Company employees or new hires on terms substantially equivalent to then-outstanding Company Options and are made on or prior to the date that the first amendment to the Registration Statement (defined below) is filed by the Company with the SEC;

(iii)             split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              except for a Permitted Company Debt Financing, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate;

(v)                increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)              make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)            transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)          terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice or in connection with the terms of this Section 5.2 during the Interim Period;

(ix)              fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)                establish any Subsidiary that is not directly or indirectly wholly-owned by the Company or enter into any new line of business;

(xi)              fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)            revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii)          waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)          close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi)          make capital expenditures in excess of $200,000 (individually for any project (or set of related projects) or $500,000 in the aggregate) other than in the ordinary course of business (excluding for the avoidance of doubt, incurring any Expenses);

(xvii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xviii)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or otherwise in the ordinary course of business;

(xix)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)            enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)      enter into or amend, or waive any material rights under, any transaction with any Company Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)      authorize or agree to do any of the foregoing actions.

5.3               Conduct of Business of the Purchaser.

(a)                   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees in all material respects, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)                   Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)                 amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)               except with respect to Permitted Splits, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that neither the exercise or settlement of any option to acquire Purchaser Common Stock under any Purchaser Benefit Plan, in accordance with its terms, nor the exercise or conversion or conversion of any other convertible securities of the Purchaser, in each case in accordance with its terms, shall require the consent of the Company and provided, further, that, during the Interim Period, the Purchaser shall be authorized to grant options exercisable for up to the number of shares of Purchaser Common Stock set forth in Schedule 5.3(b)(ii), provided that any such grants are made only to current employees or new hires of the Purchaser or any Subsidiary on terms substantially equivalent to then-outstanding options and are made on or prior to the date that the first amendment to the Registration Statement (defined below) is filed by the Purchaser with the SEC;

(iii)             except with respect to Permitted Splits, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate;

(v)                increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Purchaser Benefit Plan, in each case other than as required by applicable Law, pursuant to the terms of any Purchaser Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)              make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)            transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Purchaser Registered IP, Purchaser Licensed IP or other Purchaser IP (excluding non-exclusive licenses of Purchaser IP to the Purchaser’s or its Subsidiaries’ customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)          terminate, or waive or assign any material right under, any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract, in any case outside of the ordinary course of business consistent with past practice or in connection with the terms of this Section 5.3 during the Interim Period;

(ix)              fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)                establish any Subsidiary that is not directly or indirectly wholly-owned by the Purchaser or enter into any new line of business;

(xi)              fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)            revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xiii)          waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiv)          close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi)          make capital expenditures in excess of $200,000 (individually for any project (or set of related projects) or $500,000 in the aggregate) other than in the ordinary course of business (excluding for the avoidance of doubt, incurring any Expenses);

(xvii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xviii)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Purchaser Material Contract or Purchaser Benefit Plan or otherwise in the ordinary course of business;

(xix)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)            enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xxi)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)      enter into or amend, or waive any material rights under, any transaction with any Purchaser Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)      authorize or agree to do any of the foregoing actions.

5.4               Annual and Interim Financial Statements.

(a)                During the Interim Period, within thirty (30) calendar days following the end of each calendar month, and within forty-five (45) calendar days following the end of each three-month calendar quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such monthly or quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

(b)                During the Interim Period, within fifteen (15) calendar days following the end of each calendar month, and within thirty (30) calendar days following the end of each three-month calendar quarterly period and each fiscal year, the Purchaser shall deliver to the Company an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Purchaser for the period from the March 31, 2022 through the end of such monthly or quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Purchaser to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Purchaser as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Purchaser will also promptly deliver to the Company copies of any audited consolidated financial statements of the Purchaser that the Purchaser’s certified public accountants may issue.

5.5             Purchaser and Company Public Filings.

(a)                During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to continue to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

(b)                During the Interim Period, the Company will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Company Common Stock; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties do not intend to continue to list the Company Common Stock on the OTC Markets.

5.6               No Solicitation.

(a)                For purposes of this Agreement, (i) an “Acquisition Proposal” means any proposal or offer from any Person or group at any time relating to an Alternative Transaction, (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning any merger, acquisition or business combination which would restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of this Agreement involving Purchaser and (iii) a “Purchaser Superior Offer” means an Acquisition Proposal on terms that the board of directors of the Purchaser determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, are more favorable to the Purchaser’s stockholders than this Agreement and the transactions contemplated hereby, taken as a whole, after giving effect to any adjustments to the terms and conditions of this Agreement agreed to in writing by the Company in response to such Acquisition Proposal, and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of, and conditions to, the Purchaser Superior Offer and the Person making the Purchaser Superior Offer (including any financing required by such Person).

(b)                   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or is intended or would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)                   Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any Acquisition Proposal or any bona fide requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any such Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)                Notwithstanding anything in this Agreement to the contrary, including Section 5.6(b) during the Interim Period, the board of directors of the Purchaser, or any committee thereof, may, at any time prior to the date of the Purchaser Special Meeting: (a) (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Purchaser Superior Offer; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Purchaser Superior Offer; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser or the effects of which is to require to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against a Purchaser Superior Offer; (vi) fail to re-affirm the Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request; or (vii) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement. If, in the cases of clauses (i) through (vii) above: (x) an unsolicited, bona fide written offer is made to the Purchaser by a third party for an Acquisition Proposal; (y) the board of directors of the Purchaser determines in good faith, after consultation with its financial advisors, that such offer constitutes a Purchaser Superior Offer; and (z) following consultation with outside legal counsel, the board of directors of the Purchaser determines that the withdrawal or modification of its approval of this Agreement or the transactions contemplated hereby or its recommendation that holders of Purchaser Securities adopt this Agreement and approve the transactions contemplated hereby is required to comply with the fiduciary duties of the board of directors of the Purchaser to the stockholders of the Purchaser under applicable Law, but only, in the case of clause (i) through (vii) above, (i) after providing written notice to Purchaser (a “Notice of Purchaser Superior Offer” advising the Company that the board of directors of the Purchaser has received a Purchaser Superior Offer specifying the material terms and conditions of such Purchaser Superior Offer and identifying the person or persons making such Purchaser Superior Offer, and (ii) if the Company does not, within three (3) business days of the Company’s receipt of the Notice of Purchaser Superior Offer, make an offer that the board of directors of the Purchaser determines in good faith, after consultation with its financial advisors, to be at least as favorable to Purchaser’s stockholders as the Purchaser Superior Offer; provided that during such three (3) business day period, Purchaser shall, and shall use commercially reasonable efforts to cause its financial and legal advisors to, negotiate in good faith with the Company (to the extent the Company wishes to negotiate) to enable the Company to make such an offer; or (ii) other than in connection with an Acquisition Proposal, withdraw or modify its approval of this Agreement or the transactions contemplated hereby or its recommendation that holders of Purchaser Securities adopt this Agreement and approve the transactions contemplated hereby, if the board of directors of the Purchaser reasonably determines (after consultation with outside legal counsel) that the withdrawal or modification of such approval or recommendation is required to comply with the fiduciary duties of the board of directors of the Purchaser to the stockholders of the Purchaser under applicable Law.

(e)                Nothing contained in this Agreement shall prohibit the Purchaser or the board of directors of the Purchaser or any committee thereof from (x) taking and disclosing to the Purchaser’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Purchaser’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 5.6.

(f)                    During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring or the effects of which is to require the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Company; (vi) fail to re-affirm the Company Recommendation at the written request of the Purchaser within five (5) Business Days of such request; (vi) fail to include the Company Recommendation in any solicitation materials that its prepares or sends to Company Security Holders; or (vii) resolve or agree in writing to do any of the foregoing.

5.7             No Trading. Each of the Company and the Purchaser acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and the Purchaser hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the other (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the other Party in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8               Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (d) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9               Efforts.

(a)                   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)                   In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to the last sentence of Section 7.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)                   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened in writing to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened in writing to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)                   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10           Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a change in Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.11           Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12           The Registration Statement.

(a)                   As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the Registration Statement”) in connection with the registration under the Securities Act of the shares of Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of the Purchaser’s stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq; (ii) the approval of the Amended Purchaser Certificate of Incorporation upon the Closing; (iii) the adoption and approval of a new equity incentive plan in a form to be agreed between the Purchaser and the Company acting reasonably and in good faith (the “Incentive Plan”), which will provide for awards for a number of shares of Purchaser Common Stock equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing; (iv) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.16 hereof; (v) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Stockholder Approval Matters”); and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of the Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, the Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with sufficient opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto.

(b)                The Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Purchaser Special Meeting. Each of the Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c)                The Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d)                As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the Registration Statement to the Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)                The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting.

5.13           Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”) or seek approval by an action by written consent, and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.14           Public Announcements.

(a)                   The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)                   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, each of the Purchaser and the Company shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Purchaser and the Company reviewing, commenting upon and approving each other’s Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15           Confidential Information.

(a)                   The Company hereby agrees that, during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Company and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws.

(b)                   The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination (and continuing with respect to Company Confidential Information that is a Trade Secret so long as such Trade Secret is protectable under applicable Law), becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16           Post-Closing Board of Directors and Executive Officers.

(a)                The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that as of the Effective Time (and giving effect to the effectiveness of the Amended Purchaser Certificate of Incorporation), the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of fourteen (14) individuals, comprised of (i) ten (10) directors designated by the Company, at least six (6) of whom shall qualify as an independent director under the Securities Act and the listing standards of Nasdaq, and (ii) four (4) directors designated by the Purchaser, at least two (2) of whom shall qualify as an independent director under the Securities Act and the listing standards of Nasdaq, in each case subject to each individual’s ability and willingness to serve and who shall serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable Law. The Parties will use commercially reasonable efforts to identify the designees in advance of and for inclusion in the Proxy Statement. In the event any designee becomes unable or unwilling to serve prior to the Effective Time on the Post-Closing Purchaser Board in the role identified, a replacement for such designee shall be determined prior to the Effective Time in accordance with the principles set forth in this Section 5.16. The Purchaser will enter into customary indemnification agreements with such designees in form and substance reasonably acceptable to them.

(b)                   The Parties shall take all action necessary, including causing any executive officers of the Purchaser to resign, so that immediately after Closing ; (i) Dozy Mmobousi shall have the title of Chief Executive Officer and (ii) Darren Mercer shall have the titles of Executive Group Vice Chairman and Pacific-Asia Chief Executive Officer.

5.17           Indemnification of Directors and Officers; Tail Insurance.

(a)                   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.17 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)                   For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance.

(c)                   For the benefit of the Company’s and its Subsidiary’s directors, managers and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the Company D&O Tail Insurance in full force and effect from and after the Closing, and continue to honor the obligations thereunder, and the Purchaser shall from and after the Closing timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

5.18           Schedules. On or prior to the last day of the Due Diligence Period, each of Purchaser and the Company shall deliver to the other party hereto a copy of all schedules referenced herein and such schedules shall be made a part of this Agreement and the representations, warranties and covenants made by each of the parties hereto. For the avoidance of doubt, neither Purchaser nor the Company are required to deliver schedules on the date hereof, and the neither Purchaser nor the Company may claim a breach of any of the representations or warranties of the other party based on the non-delivery of schedules prior to the end of the Due Diligence Period.

5.19           Listing.

(a)                During the Interim Period, (i) the Purchaser shall use its commercially reasonable efforts to ensure that the Purchaser remains listed as a public company on, and for Purchaser Ordinary Shares, Purchaser Public Warrants and Purchaser Public Units to be listed on, Nasdaq, and (ii) the Company shall use its commercially reasonable efforts to ensure that the Company remains listed as a public company on, and for shares of Company Common Stock to be listed on, the OTC Markets.

(b)                The Purchaser shall use its commercially reasonable efforts to cause the Purchaser Common Stock to be issued in connection with the transactions to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

5.20           Purchaser Lock-Up Agreements. During the Interim Period, the Purchaser shall use its commercially reasonable efforts to cause each institutional holder of at least 5% of Purchaser Common Stock to enter into a lock-up agreement, providing for a lock-up period of six (6) months and otherwise in form and substance reasonably acceptable to the Purchaser and the Company, to become effective upon or prior to the Closing (each, a “Purchaser Lock-Up Agreement”).

5.21          Purchaser Loan. Within five (5) Business Days of the execution of this Agreement, Purchaser shall extend to the Company a loan in a principal amount of not less than $3,000,000 and up to $5,000,000 which shall be due and payable within thirty (30) days upon any termination of this Agreement pursuant to Section 7.1 hereof, and otherwise on such terms and subject to such conditions as are reasonably acceptable to and agreed between the Purchaser and the Company and memorialized in a promissory note executed and delivered by the Company in favor of the Purchaser on the date hereof, which shall include, but not be limited to, interest at the rate of 5% per annum, provided further, that at the execution of this Agreement, the Company shall specify the account wherein the loan proceeds shall be transmitted by Purchaser via wire transfer of immediately available funds. The Parties hereby agree that the purpose of the loan is to enable the Purchaser and the Company to work together to accelerate the internationalization of the Company’s business and its export activities.

Article VI
CLOSING CONDITIONS

6.1               Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)                   Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b)                   Required Company Stockholder Approval. The Company Special Meeting or action by written consent, as applicable, shall have been held in accordance with the NRS and the Company’s Organizational Documents, and at such meeting or written consent, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c)                   Antitrust Laws. Any waiting period (and any extension thereof), if any, applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)                   Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e)                   Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(e) shall have each been obtained or made.

(f)                    No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or change the anticipated tax treatment or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g)                   Nasdaq. The Purchaser Common Stock to be issued in connection with the transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h)                   Appointment to the Board and Officers. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.16, and the Post-Closing officers of the of Purchaser shall have been approved and appointed consistent with the requirements of Section 5.16.

(i)                    Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

6.2               Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)                   Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)                   Agreements and Covenants. The Purchaser and the Merger Sub shall have each performed, in all material respects, all of the Purchaser’s and the Merger Sub’s obligations and complied, in all material respects, with all of the Purchaser’s and the Merger Sub’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                   No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)                   Amended Purchaser Certificate of Incorporation. At or prior to the Closing, the Amended Purchaser Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.

(e)                   Closing Deliveries.

(i)                 Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii)               Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)             Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)              Voting Agreement. The Purchaser shall have delivered to the Company a voting agreement relating to Purchaser Common Stock, in form and substance reasonably acceptable to the Company and the Purchaser, executed by Darren Mercer in his individual capacity, and which shall become effective immediately after Closing.

(v)                Purchaser Lock-Up Agreements. The Purchaser shall have delivered to the Company each Purchaser Lock-Up Agreement that has been agreed during the Interim Period.

6.3               Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)                   Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)                   Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                   No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)                   Fairness Opinion. The Purchaser shall have received a written opinion addressed to it for inclusion in its Proxy Statement to the effect that the consideration to be issued to the Company is fair to the Purchaser’s stockholders from a financial point of view.

(e)                   Closing Deliveries.

(i)                 Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c)

(ii)               Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)             Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)              Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Nevada as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)                Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth in Schedule 6.3(d)(v) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 6.3(d)(v), each such employment agreement duly executed by the parties thereto.

(vi)              Company Lock-Up Agreements. The Purchaser shall have received from each Significant Company Holder a lock-up agreement providing for a period of time to be mutually agreed to by the Purchaser and the Company and otherwise in form and substance reasonably acceptable to the Purchaser and the Company (each, a “Company Lock-Up Agreement”), duly executed by such Significant Company Holder.

(vii)            Non-Competition Agreements. The Purchaser shall have received from each of the Company Stockholders set forth on Schedule 6.3(d)(vii) hereto non-competition and non-solicitation agreements (each, a “Non-Competition Agreement”) in favor of the Purchaser and the Company with a restricted period of four (4) years after the Closing relating to the business of the Company and its Subsidiaries as of the Closing and otherwise in form and substance reasonably acceptable to the Purchaser and the Company, duly executed by such Company Stockholder and the Company.

(viii)          Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and canceled in full any outstanding Company Convertible Securities or commitments therefor (other than the Assumed Options and the Assumed Warrants).

(ix)              Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Nevada registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

(x)                Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Company Security Holders or other Company Related Persons set forth on Schedule 6.3(d)(x) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(xi)              Resignations. The Purchaser shall have received written resignations effective as of the Closing, of each of the directors and officers of the Company as mutually agreed by the Purchaser and the Company prior to the Closing.

6.4               Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1               Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)                   by mutual written consent of the Purchaser and the Company;

(b)                   by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by December 31, 2022 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the case of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)                   by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable;

(d)                   by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date;

(e)                   by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date;

(f)                    by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(g)                   by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser and its Subsidiaries taken as a whole following the date of this Agreement which is uncured and continuing;

(h)                   by written notice by the Purchaser ten (10) days following the last day of the Due Diligence Period, but not prior to such date, if Purchaser, following discoveries made in its due diligence of the Company makes reasonable requests to amend certain terms of this Agreement as a result of such discoveries and the Company does not agree to make such amendments;

(i)                 by written notice by the Company ten (10) days following the last day of the Due Diligence Period, but not prior to such date, if the Company, following discoveries made in its due diligence of Purchaser makes reasonable requests to amend certain terms of this Agreement as a result of such discoveries and Purchaser does not agree to make such amendments;

(j)                 by written notice by the Purchaser, if its board of directors shall have withdrawn or modified in a manner adverse to the Company its approval of this Agreement or the transactions contemplated hereby or its recommendation that holders of Purchaser Securities adopt this Agreement and approve the transactions contemplated hereby in accordance with Section 5.6(d) of this Agreement;

(k)                by written notice by the Company, if the Company receives written notice that the Purchaser’s board of directors has withdrawn or modified in a manner adverse to the Company its approval of this Agreement or the transactions contemplated hereby or its recommendation that holders of Purchaser Securities adopt this Agreement and approve the transactions contemplated hereby in accordance with Section 5.6(d) of this Agreement;

(l)                    by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(m)                 by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained.

7.2               Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, 7.4, Article VIII and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3             Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. Notwithstanding the foregoing, the Purchaser and the Company each agree to each be responsible for fifty percent (50%) of all filing fees and expenses, if any, under (a) any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (“Antitrust Expenses”) or for other regulatory filings made prior to the Closing, if any, and (b) fees with respect to the Registration Statement and Proxy.

7.4             Termination Fee. Notwithstanding Section 7.3 above, in the event that there is a valid and effective termination of this Agreement by the Purchaser pursuant to Section 7.1(j) or by the Company pursuant to Section 7.1(k), then the Purchaser shall pay to the Company a termination fee equal to Five Million U.S. Dollars ($5,000,000) (such amount, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company within ten (10) days after the effective date of such termination. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against the Purchaser or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Company, provided, that the foregoing shall not limit the Purchaser’s Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement.

Article VIII
MISCELLANEOUS

8.1             Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

8.2             Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

8.3             Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

If to the Company or the Surviving Corporation, to:	with a copy (which will not constitute notice) to:

8.4             Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.5             Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.17, which the Parties acknowledge and agree are each express third party beneficiaries of such respective sections of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

8.6             Arbitration. Any and all disputes, controversies and claims (other than applications for specific performance, a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 8.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 8.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply (i) with respect to monetary relief, within the parameters established by the two proposals with respect to monetary damages (the parties expressly understand and agree that the arbitrator’s power shall be constrained with respect to monetary relief such that he or she may not grant greater monetary relief than sought by a party) and (ii) with respect to non-monetary relief, with only one or the other of the proposals (the parties expressly understand and agree that the arbitrator’s power shall be constrained with respect to non-monetary relief such that he or she may not award non-monetary relief, including declaratory or injunctive relief, which has not explicitly been sought by one of the parties in their respective resolution proposals). The arbitrator's award shall be in writing and shall include a reasonable explanation of the arbitrator's reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York, New York. The language of the arbitration shall be English.

8.7             Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 8.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 8.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, in the manner provided for notices in Section 8.3. Nothing in this Section 8.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.8             WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9             Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

8.10         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.11           Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

8.12           Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8.13         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

8.14           Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company and made available to the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

8.15           Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article IX
DEFINITIONS

9.1             Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee, independent contractor, director, or officer of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Articles of Incorporation of the Company, as amended and effective under the NRS, prior to the Effective Time.

“Company Class A Common Stock” mean the Class A Common Stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” mean the Class B Common Stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Preferred Stock, the Company Options, the Company Warrants and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“Company Securities” means, collectively, the Company Stock and any Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Signing Reps” means the representations and warranties of the Company contained in Sections 4.1 (Organization and Standing) and 4.2 (Authorization; Binding Agreement).

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Warrants” means warrants to purchase Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority) of the Controlled Person; or (b) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Due Diligence Period” means the period beginning on the date hereof and ending no later than thirty (30) days immediately following the day that this Agreement is executed, provided, however, either Purchaser or the Company, shall, in its own discretion, be able to extend such period to the date sixty (60) days immediately following the day that this Agreement is executed by providing notice to the other Party during the initial due diligence period. For the avoidance of doubt, unless mutually agreed to by both the Purchaser and the Company, the Due Diligence Period shall not be extended to a date more than sixty (60) days following the date of execution of this Agreement.

“Diligence End Date” means the last day of the Due Diligence Period.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§1151 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§111 et seq., Occupational Safety and Health Act, 29 U.S.C. §§651 et seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. §§2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §§300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness described in clauses (a) through (g) above of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder;; provided, however, that for purposes hereof, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in the credit, debt, securities and capital markets) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or pandemic (including COVID-19) or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the announcement or pendency of the transactions contemplated by this Agreement (including the Merger) (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the execution, announcement, performance or existence of this Agreement); and (vii) the ability of the Person to make any of the representations and warranties contained in this agreement as of the Diligence End Date; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“OTC Markets” means the marketplace for trading over-the-counter securities operated by OTC Markets Group Inc.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Company Equity Financing” means one or more third party equity financing transactions resulting in the issuance of a number of shares of Company Common Stock, or convertible into or exchangeable for shares of Company Common Stock, not exceeding in the aggregate one percent (1%) of the number of shares of Company Common Stock issued and outstanding on the date hereof (but excluding any shares held in treasury).

“Permitted Company Debt Financing” means one or more third party debt financing transactions resulting in the Company incurring less than twenty (20) million dollars of debt in the aggregate, provided, however, the incurrence of any convertible debt shall be subject to the cap on the issuance of additional equity set forth in a Permitted Company Equity Financing.

“Permitted Splits” means any stock split, reverse stock split, stock dividend or similar event affecting the issued and outstanding shares of Purchaser Common Stock as agreed to by the Purchaser and the Companyfor the purpose of facilitating compliance with Nasdaq listing requirements or as the Purchaser and the Company may otherwise agree.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Purchaser Common Stock” means the common stock of the Purchaser, $0.0001 par value per share.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Pre-Closing Securities” means the number of shares of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time, treating all outstanding in-the-money options to purchase Purchaser Common Stock as fully vested and as if such options had been exercised as of the Effective Time] (but excluding any Purchaser Common Stock owned as treasury shares or owned by any direct or indirect Subsidiary of the Purchaser).

“Purchaser Securities” means the securities of the Purchaser listed on Schedule 3.3(a) hereto.

“Purchaser Signing Reps” means the representations and warranties of the Purchaser contained in Sections 3.1 (Organization and Standing) and 3.2 (Authorization; Binding Agreement).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who (i) is an executive officer or director of the Company or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company (treating any Company Preferred Stock and Company Convertible Securities on an as-converted to Company Common Stock basis).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Specified Company Warrants” means those warrants set forth on Schedule 9.1(c) hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

MICT, INC.

By:
Name:
Title:

Merger Sub:

MICT MERGER SUB, INC.

By:
Name:
Title:

The Company:

TINGO, INC.

By:
Name:
Title:

[Signature Page to Merger Agreement]